Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	13-3965100
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

4 Irving Place

New York, New York 10003

(212) 460-4600

(Address of principal executive offices) (Zip code)

Consolidated Edison, Inc.

2023 Long Term Incentive Plan

(Full title of the plan)

Deneen Donnley

Senior Vice President and General Counsel

Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

(212) 460-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

*Item 1. Plan Information

*Item 2. Registrant Information and Employee Plan Annual Information.

*All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This registration statement on Form S-8 is filed by Consolidated Edison, Inc., a New York company (the “Company” or “Registrant”), regarding the Consolidated Edison, Inc. 2023 Long Term Incentive Plan (the “Plan”). Documents containing the information required by Part I of the registration statement will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below filed with the Securities and Exchange Commission by Registrant are incorporated by reference in this Registration Statement and all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however, any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not incorporated by reference in this Registration Statement:

•	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022;

•	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023;

•	Registrant’s Current Reports on Form 8-K, dated February 21, 2023, March 6, 2023 and March 27, 2023; and

•

The description of Registrant’s Common Shares ($.10 par value) contained under the caption “Proposal No. 1- The Holding Company Proposal- Holding Company Capital Stock” in the prospectus included in Registrant’s Registration Statement on Form S-4 (No. 333-39165), and any other amendment or report filed for the purpose of updating such description (including Exhibit 4.1.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019).

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common shares and certain other related legal matters will be passed upon for Registrant by Deneen Donnley, Esq., Senior Vice President and General Counsel of Registrant. Ms. Donnley beneficially owns shares of Registrant’s common shares. Ms. Donnley is eligible to receive awards under Registrant’s 2023 Long Term Incentive Plan to which this Registration Statement relates. Ms. Donnley has received awards, under Registrant’s prior Long-Term Incentive Plan, of time-based and performance-based stock units that provide the right to receive common shares, subject to the satisfaction of certain performance objectives. She is also eligible to participate in various employee benefit plans offered to officers and employees of Consolidated Edison Company of New York, Inc.

Item 6. Indemnification of Directors and Officers.

Reference is made to Sections 721 to 725 of the New York Business Corporation Law (“NYBCL”) which provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts violated Section 719 of the NYBCL.

Article SIXTH of Registrant’s Restated Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Registrant shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Registrant or any other enterprise, by reason of the fact that the person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof and, except in the case of an action or proceeding specifically approved by the Board of Directors of the Registrant, the Registrant shall pay expenses incurred by or on behalf of such person in defending such action or proceeding or any appeal thereof in advance of the final disposition thereof promptly upon receipt by the Registrant, from time to time, of a written demand of the person for the advancement, together with an undertaking by or on behalf of the person to repay any expenses so advanced to the extent that the person is ultimately found not to be entitled to indemnification for the expenses.

As permitted by Section 726 of the NYBCL, Registrant has insurance (a) to indemnify Registrant for obligations it incurs for indemnification of its directors and officers, and (b) to indemnify directors and officers of Registrant for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as directors or officers for which they are not indemnified by Registrant. Pursuant to Section 726 of the NYBCL, no insurance payment, other than cost of defense, may be made to any director or officer (a) if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (b) in relation to any risk the insurance of which is prohibited under the insurance law of the State of New York. Registrant may also purchase insurance coverage insuring the directors and officers of Registrant against certain liabilities that could arise in connection with administration of Registrant’s employee benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Registrant. (Designated in Con Edison’s Annual Report on Form 10-K for the year ended December 31, 2017 (File No. 1-14514) as Exhibit 3.1.1).

3.2	By—laws of Registrant, effective as of February 18, 2021. (Designated in Con Edison’s Current Report on Form 8-K, dated February 18, 2021 (File No. 1-14514) as Exhibit 3).

5	Opinion and consent of Deneen Donnley, Senior Vice President and General Counsel.

10	Consolidated Edison, Inc. 2023 Long Term Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Deneen Donnley, Senior Vice President and General Counsel (included as part of Exhibit 5).

24	Powers of Attorney

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the fifteenth day of May, 2023.

Consolidated Edison, Inc.

By	/s/ Robert Hoglund
Robert Hoglund
Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title

*Timothy P. Cawley	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

*Robert Hoglund	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

*Joseph Miller	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

*Ellen V. Futter	Director

*John F. Killian	Director

*Karol Mason	Director

*Dwight A. McBride	Director

*William J. Mulrow	Director

*Armando J. Olivera	Director

*Michael W. Ranger	Director

*Linda S. Sanford	Director

*Deirdre Stanley	Director

*L. Frederick Sutherland	Director

*

Robert Hoglund, pursuant to Powers of Attorney (executed by each of the officers and Directors listed above, and filed as Exhibit 24 hereto), by signing his name hereto does hereby sign and execute this Registration Statement on behalf of each of the officers and Directors named above and indicated as signing above in the capacities in which the name of each appears above.

May 15, 2023	/s/ Robert Hoglund
Robert Hoglund
Senior Vice President and
Chief Financial Officer